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                                                                    Exhibit 99.1


                                  PRESS RELEASE

FOR IMMEDIATE RELEASE


                      MACKENZIE INVESTMENT MANAGEMENT INC.
                                STOCK SYMBOL: TSE-MCI
                            NORMAL COURSE ISSUER BID


TORONTO, July 20, 2000 - Mackenzie Investment Management Inc., ("MIMI") announced today that it intends to enter into a normal course issuer bid to purchase up to 500,000 common shares of MIMI representing 2.7% of the 18.70 million currently issued and outstanding common shares.

The bid will commence on July 24, 2000 and will terminate on the earlier of the date on which the maximum number of common shares have been purchased, the date MIMI provides notice of termination, or July 23, 2001. The shares purchased by MIMI under the bid will be cancelled.

MIMI believes that the common shares are undervalued at current market prices based on MIMI's current earnings and future prospects and that the repurchase of common shares at current market prices is an appropriate use of corporate funds and should benefit shareholders.

Pursuant to a normal course issuer bid between July 16, 1999 and July 15, 2000, MIMI purchased 243,400 common shares at an average price of $5.16 per Common Share.

For additional information, please contact:


Keith J. Carlson                           Beverly J. Yanowitch
President and CEO                          Vice-President and CFO
Mackenzie Investment Management Inc.       Mackenzie Investment Management Inc.
(561) 393-8900                             (561) 393-8900